Exhibit 35.1
  ALLY FINANCIAL INC.
500 Woodward Ave
Detroit, Michigan 48226

As of December 31, 2018

Deutsche Bank Trust Company Americas,	BNY Mellon Trust of Delaware,
As Indenture Trustee	As Owner Trustee
100 Plaza One - MS: JCY03-0699	301 Bellevue Parkway, 3rd Floor
Jersey City, New Jersey 07311-3901	Wilmington, DE 19809
Attn: Capital Auto Receivables Asset Trust 2016-2

Copy To:

The Bank of New York Mellon Trust Company, N.A.,	Capital Auto Receivables LLC
2 North LaSalle Street, Suite 1020	500 Woodward Ave.
Chicago, IL 60602	Mail code: MI-01-20-TRES
Attention: Structured Finance Services CARAT 2016-2	Detroit, MI 48226
Attention: Ryan Farris

Re:	Capital Auto Receivables Asset Trust 2016-2
Annual Statement as to Compliance

Ladies and Gentlemen:

Reference is made to Section 4.01 of the Trust Sale and Servicing Agreement dated as of July 20, 2016 between the Issuer, Ally Financial Inc., as Servicer, Custodian, and Seller (“Servicer”), and Capital Auto Receivables LLC, as Depositor.

The undersigned does hereby certify that:

a.
A review of the activities of the Servicer during the period of January 1, 2018 through December 31, 2018, and of its performance under the Trust Sale and Servicing Agreement and the Pooling and Servicing Agreement has been made under his supervision; and

b.
To the best of his knowledge, based on such review, the Servicer has fulfilled in all material respects all its obligations under the Trust Sale and Servicing Agreement and the Pooling and Servicing Agreement throughout such period.

Very truly yours,

/s/ David J. DeBrunner
David J. DeBrunner
Vice President, Controller & Chief Accounting Officer